VBI Vaccines Prices Concurrent Public Offering and Registered Direct
Offering for Aggregate Proceeds of $63.5 Million

CAMBRIDGE, Mass. (October 26, 2017) – VBI Vaccines Inc. (Nasdaq: VBIV) (TSX: VBV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced the pricing of its previously announced underwritten public offering and its concurrent registered direct offering of its common shares at a price to the public of US$3.05 per share. VBI also granted the underwriters in the underwritten public offering a 30-day option to purchase up to an additional 2,100,000 common shares at US$3.05 per share. VBI expects to receive aggregate gross proceeds of US$63.5 million from the offerings, assuming no exercise of the underwriters’ option to purchase additional shares.

The pricing for the underwritten public offering was for a total number of 14,000,000 common shares for expected gross proceeds of US$42.7 million. The pricing for the concurrent registered direct offering was for a total number of 6,819,673 common shares for expected gross proceeds of US$20.8 million.

BMO Capital Markets and Canaccord Genuity are acting as book-runners and Ladenburg Thalmann is acting as lead manager for the underwritten public offering. Noble Life Science Partners acted as a financial advisor to VBI in connection with the underwritten public offering. The registered direct offering is being made without an underwriter or a placement agent.

VBI intends to use the net proceeds from both offerings to progress its pipeline programs, including funding the pivotal Phase III clinical program for Sci-B-Vac® in the United States, Europe and Canada, funding the Phase I/IIa clinical study of VBI-1901 for glioblastoma multiforme, and funding the continued development of VBI-1501A, VBI’s congenital cytomegalovirus clinical candidate. Net proceeds will also be used for general corporate purposes, including working capital and capital expenditures.

A shelf registration statement relating to the common shares was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on June 8, 2017. A preliminary prospectus supplement and accompanying prospectus related to the underwritten public offering was filed with the SEC on October 25, 2017. A final prospectus supplement and accompanying prospectus relating to the offerings will be filed with the SEC and available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement (when available) and accompanying prospectus for the underwritten public offering may be obtained from BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036 or by e-mail at bmoprospectus@bmo.com, or from Canaccord Genuity Inc., Attention: Equity Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110 or by e-mail at prospectus@canaccordgenuity.com.

The offerings are expected to close on or about October 30, 2017, subject to satisfaction of customary closing conditions. VBI intends to rely on the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply certain of its requirements to issuers whose shares are listed on another recognized stock exchange, such as the NASDAQ. In addition, closing of the registered direct offering is contingent upon VBI completing, inclusive of the proceeds from the registered direct offering, financings for an aggregate amount of $55,000,000.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	1

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

The securities will not be offered or sold, directly or indirectly, in Canada or to any resident of Canada.

About VBI Vaccines Inc.

VBI Vaccines Inc. is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac®, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma multiforme (GBM). VBI is also advancing its LPV™ Thermostability Platform, a proprietary formulation and process that enables vaccines and biologics to preserve stability, potency, and safety. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the satisfaction of closing conditions, prevailing market conditions, the anticipated use of the proceeds of the offerings which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties relating to the proposed offerings, VBI and its business can be found under the heading “Risk Factors” in the preliminary prospectus supplement and accompanying prospectus relating to the offerings, in VBI’s most recent quarterly and annual reports filed with the SEC and with the Canadian security regulatory authorities at www.sedar.com and in the preliminary prospectus supplement and accompanying prospectus relating to the offerings to be filed with the SEC. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Investor Contact

Nell Beattie, Chief Business Officer

Email: IR@vbivaccines.com

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	2